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                                                                    EXHIBIT 12.1

                       PDV AMERICA, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                     Year Ended December 31,
                                                             --------------------------------------------------------------------
                                                               2001           2000           1999           1998           1997
                                                             --------       --------       --------       --------       --------
                                                                                     (Dollars in Thousands)
Income before provision for income taxes                     $623,405       $519,399       $200,415       $361,703       $334,185
      Distributions in excess of equity
           earnings of affiliates                              44,521         68,196         82,847         46,180         33,506
      Equity earnings (losses) in excess of
           distributions                                           --             --             --             --             --
      Interest                                                119,579        149,169        165,351        180,241        209,465
      Amortization of previously capitalized
           interest                                             3,859          3,709          3,076          2,858          4,115
      Portion of rent representative of
           interest factor                                     14,667         11,667         11,667         11,333         13,000
                                                             --------       --------       --------       --------       --------

           Income as adjusted                                $806,031       $752,140       $463,356       $602,315       $594,271
                                                             ========       ========       ========       ========       ========

Fixed charges
      Interest expense                                       $119,579       $149,169       $165,351       $180,241       $209,465
      Capitalized interest                                      2,000          4,000          7,000          5,000          7,800
      Portion of rent representative of
           interest factor                                     14,667         11,667         11,667         11,333         13,000
                                                             --------       --------       --------       --------       --------

           Total fixed charges                               $136,246       $164,836       $184,018       $196,574       $230,265
                                                             ========       ========       ========       ========       ========

Ratio of earnings to
      fixed charges                                              5.92 x         4.56 x         2.52 x         3.06 x         2.58 x
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